EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-25938, 33-25939, 33-46233 and 33-46234 on Form S-8 of Clinical Data, Inc. (formerly Novitron International, Inc.) (the Company") of our report dated July 26, 2002 (except for Note 10, as to which the date is November 11, 2003), relating to the consolidated financial statements and supplemental schedule of the Company as of and for the year ended March 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the reclassification of previously reported segment information) appearing in this Current Report on Form 8-K of the Company.

/s/ Deloitte & Touche Accountants
Rotterdam, The Netherlands

December 12, 2003